Exhibit 10.1

Ecoark Holdings, Inc.

November 22, 2022

Via Email: [Todd@Bitnile.com]

BitNile Holdings Inc.

11411 Southern Highlands Pkwy, Suite 240

Las Vegas, NV, 89141

Attention: Mr. Todd Ault, Executive Chairman

Re:	Series A Amendment

Dear Todd:

Confirming our recent telephone conversation, in exchange for $100 and other good and valuable consideration including your prior agreement to cancel the Ault Lending, LLC (“Ault Lending”) Warrant issued to it on June 8, 2022, Ecoark Holdings, Inc. agrees to amend the Series A Convertible Redeemable Stock issued to it on June 8, 2022 by increasing the stated value by $1 million, reducing the conversion price to the lesser of $1 or a discount of 20% to the 10-day trailing VWAP, subject to a floor of $0.25. In addition, all dividends shall only be paid in common stock and not cash. A copy of the Third Amendment to the Certificate of Designation of Rights, Preferences and Limitations of Designation of Rights, Preferences and Limitations of Series A Convertible Redeemable Preferred Stock is attached as Exhibit A.

Please have the manager or other authorized person to execute this letter agreement on behalf of Ault Lending.

Sincerely yours,

/s/ Randy S. May
Randy May, CEO

We hereby agree to the foregoing:

/s/ David Katzoff

Manager